SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant {_}

Check the appropriate box:
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        Rule 14a-6(e)(2))
{_}     Definitive Proxy Statement (Revocation of Consent Statement)
{X}     Definitive Additional Materials
{_}     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ENVIRODYNE INDUSTRIES, INC.
                 -----------------------------------------
              (Name of Registrant as Specified in Its Charter)


                 -----------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION:
Nasdaq Small Cap: EDYN         MEDIA:                INVESTORS:
May 12, 1997                   Jeff Zilka            Stephen M. Schuster or
                               (312) 255-3048        Gordon S. Donovan
                                                     (630) 575-2400


               ENVIRODYNE RECEIVES PROXY CONTEST ENDORSEMENT
                   FROM LEADING SHAREHOLDER ADVISORY FIRM

        OAK BROOK, Ill. -- May 12 -- Envirodyne Industries, Inc. (Nasdaq Small Cap: EDYN) reported today that Institutional Shareholder Services
(ISS) has recommended that its clients vote for Envirodyne's slate of directors and against Zapata Corporation's proposal to remove the stockholder rights plan at the company's annual meeting set for Friday, May 16, 1997.

        Institutional Shareholder Services, based in Bethesda, Maryland, is recognized as the leading independent institutional advisor on proxy contests, corporate governance and related issues. The ISS recommendation, which was sent to its clients on May 9, said:

        "We agree with management in that it appears that Zapata's primary reason for engaging in a proxy contest with Envirodyne is to allow Zapata to gain majority control of the company without having to make a takeover offer for the whole company. There are no disputes among the company and Zapata regarding the adequacy of the company's past performance or its future direction. We find it difficult to support the Zapata nominees when their only objection with management and the board is the fact that a poison pill was enacted in order to prevent Zapata from increasing its ownership in the company."

Add One ISS

        In recommending that its clients vote for the Envirodyne slate of directors, and against the Zapata nominees, ISS noted that "even without seats on the board, Zapata has the power to exert significant influence over the company due to its voting power."

        Zapata, Envirodyne's largest stockholder, is led by Malcolm Glazer, Zapata's chairman and largest shareholder. Glazer and his son, Avram, both currently directors of Envirodyne, were not nominated for reelection by the company.

        In recommending a vote against the Zapata non-binding proposal to remove Envirodyne's stockholder rights plan, ISS said that while it generally opposes such plans, Envirodyne's plan is "warranted in this case given the company's specific circumstances."

        F. Edward Gustafson, Envirodyne chairman of the board, president and chief executive officer, said, "we are pleased that ISS's independent recommendation matches our own views on these issues. ISS provides a source for stockholders, both big and small, who are looking for the recommendation of a neutral third party, well-experienced in these issues, to guide their vote."

        Envirodyne has major interests in food packaging and the food supplies industry, operating through three subsidiaries -- Viskase Corporation, Clear Shield National, Inc. and Sandusky Plastics, Inc. The company recently reported operating income of $39.7 million for the year ended December 26, 1996 on net sales of $651.4 million.